Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA ANNOUNCES CHANGES TO MANAGEMENT TEAM

REFLECTING CHANGE IN COMMERCIAL STRATEGY

Broomfield, CO, July 1, 2009 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for heart failure and other cardiovascular diseases, today announced changes to its management team to reflect the Company’s recent change in commercial strategy to seek alternatives for the potential commercialization of Gencaro. Richard B. Brewer will assume the role of Chairman of the Board of Directors and resign as Chief Executive Officer. Michael R. Bristow, will become President and Chief Executive Officer, a position he previously held with ARCA prior to Mr. Brewer joining the Company. Dr. Bristow will resign as Chairman but will remain a member of the Board of Directors. These changes will be effective on July 10, 2009.

“Today ARCA must balance its cash resources with the continued prosecution of the Gencaro New Drug Application,” said Richard B. Brewer, incoming Chairman of the Board of Directors. “These changes in management focus are intended to allow exactly that to happen, while advancing the strategic interests of the stockholders.”

“I look forward to Dick’s continued contributions to ARCA as Chairman of our Board of Directors,” said Michael R. Bristow, incoming President and Chief Executive Officer of ARCA. “His experience and expertise with cardiovascular therapeutics and the biotechnology industry in general will be a great asset to the Company as we continue seeking regulatory approval of Gencaro.”

About ARCA biopharma

ARCA biopharma, Inc. is dedicated to developing genetically targeted therapies for heart failure and other cardiovascular disease. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for heart failure and other indications. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure treatment. The New Drug Application for approval of Gencaro for the indication of chronic heart failure, including the proposed brand name, was filed in September 2008. On May 29, 2009, ARCA received a Complete Response letter from the FDA. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the timing and outcome of regulatory review and approval of the Company’s New Drug Application for Gencaro; the Company’s ability to commercialize Gencaro, should it receive regulatory approval, and, the company’s ability to fund future operations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the company’s financial resources and whether they will be sufficient to meet the company’s business objectives and operational requirements; the company’s ability to complete a strategic transaction to support the potential commercialization of Gencaro, if approved and/or obtain additional financing; the timing and outcome of the FDA’s review of the company’s New Drug Application for Gencaro, the company’s ability to further identify, develop and achieve commercial success for products and technologies; drug discovery and the regulatory approval process; clinical development processes; relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the company’s annual report on Form 10-K for the year ended December 31, 2008, the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009 and subsequent filings and press releases. The Company disclaims any intent or obligation to update these forward-looking statements.

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